Exhibit 99.1
GARTNER, INC.
2003 LONG-TERM INCENTIVE PLAN
As Amended and Restated Effective June 4, 2009
1. Purpose of the Plan. The purpose of this 2003 Long-Term Incentive Plan is to enable the Company to provide incentives to eligible employees, officers, consultants and directors whose present and potential contributions are important to the continued success of the Company, to afford these individuals the opportunity to acquire a proprietary interest in the Company, and to enable the Company to enlist and retain qualified personnel. This purpose will be effected through the granting of (a) stock options, (b) stock appreciation rights, (c) restricted stock awards, (d) restricted stock units, (e) long-term performance awards, and (f) director common stock equivalents.
2. Definitions.
     (a) “Award” means an Option, SAR, Restricted Stock Award, Restricted Stock Unit, Long-Term Performance Award or Common Stock Equivalent awarded under the Plan.
     (b) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award.
     (c) “Board” means the Board of Directors of the Company.
     (d) “Cause” means (i) Participant’s failure to perform his or her assigned duties or responsibilities (other than a failure resulting from disability) in such a manner as to cause material loss, damage or injury to the Company; (ii) gross negligence or serious misconduct by Participant in connection with the discharge of the duties of his or her position in such a manner as to cause material loss, damage or injury to the Company; (iii) Participant’s use of drugs or alcohol in such a manner as to materially interfere with the performance of his or her assigned duties; or (iv) Participant’s being convicted of, or entering a plea of nolo contendere to, a felony. In each instance, the foregoing acts and omissions shall not constitute Cause unless and until the Participant has been provided with written notice from the Company describing Participant’s act or omission that otherwise would constitute Cause and Participant’s failure to remedy such act or omission within 30 days of receiving written notice.
     (e) “Change in Control” means:
     (i) For Awards granted prior to January 1, 2009, the happening of any of the following:
     (A) when any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a Subsidiary or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty (50%) of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (other than as a result of a repurchase of securities by the Company or in connection with a transaction described in clause (ii) below); or
     (B) a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
     (C) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets; or
     (D) a change in the composition of the Board occurring after approval of the Plan by the Company’s stockholders, as a result of which fewer than a majority of the Directors holding voting rights on the Board are Incumbent Directors.

     (ii) For Awards granted on or after January 1, 2009, the happening of any of the following:
     (A) when any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a Subsidiary or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty (50%) of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (other than as a result of a repurchase of securities by the Company or in connection with a transaction described in clause (ii) below); or
     (B) a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
     (C) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or
     (D) a change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the Directors holding voting rights on the Board are Incumbent Directors;
provided, however, that with respect to any amount that constitutes “deferred compensation” (as defined under Section 409A) under this Plan or under another arrangement that incorporates by reference the definitions used in this Plan, if a Participant’s entitlement to payment of such deferred compensation would be triggered solely by the occurrence of a Change in Control (without a “separation from service” or other applicable payment event under Section 409A), or if a different form or timing of payment of such deferred compensation to a Participant would apply in the event of a Change in Control (with or without a “separation from service” or other payment trigger), accelerated vesting of such deferred compensation may occur upon a Change in Control as described in the preceding paragraphs of this Section 2(e), but payment will only be made upon a Change in Control or in accordance with a different form or timing that would apply in the event of a Change in Control if the circumstances also satisfy one of the following, which shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5) (except to the extent that such regulations are superseded by subsequent guidance under Section 409A):
(I) Change in the ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.
(II) Change in the effective control of the Company. A change in the effective control of the Company shall occur on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or (B) a majority of members of the Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of Company’s Board of Directors prior to the date of the appointment or election.
(III) Change in the ownership of a substantial portion of the Company’s assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
     (f) “Code” means the Internal Revenue Code of 1986, as amended.
     (g) “Committee” means a Committee appointed by the Board in accordance with Section 11 to administer the Plan or, if no Committee is appointed, the entire Board.
     (h) “Common Stock” means the Common Stock, par value $.0005 per share, of the Company.
     (i) “Common Stock Equivalent” or “CSE” means a right to receive Shares in the future that may be granted to an Outside Director pursuant to Section 10.
     (j) “Company” means Gartner, Inc., a Delaware corporation.
     (k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services, provided that the term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors.
     (l) “Director” means a member of the Board and, except for the purposes of determining the eligibility for grants of Options under Section 10, also means any Director Emeritus appointed in accordance with the Company’s Bylaws.
     (m) “Employee” means any person, including any officer or Director, employed by the Company or any Parent or Subsidiary of the Company. A Director whose services to the Company are limited to services as a Director will not be considered “employed” by the Company.
     (n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (o) “Existing Plans” means the Company’s 1991 Director Stock Option Plan, 1994 Long Term Option Plan and 1999 Stock Option Plan.
     (p) “Fair Market Value” means, as of any date, the fair market value of the Common Stock as determined in good faith by the Committee. Absent a specific determination by the Committee to the contrary, the fair market value of the Common Stock will be the closing price of the Common Stock reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.
     (q) “Freestanding SARs” means a SAR granted under Section 6 without a related Option.
     (r) “Incentive Stock Option” means an Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.
     (s) “Incumbent Directors” means Directors who either are (A) directors of the Company as of the date the Plan is approved by the Company’s stockholders, or (B) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors (or majority of the Incumbent Directors serving as members of any nominating or similar committee of the Board) at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors).
     (t) “Long-Term Performance Award” means an award under Section 9. A Long-Term Performance Award will permit the recipient to receive a cash or stock bonus upon satisfaction of such Performance Objectives as the Committee may determine.
     (u) “Nonstatutory Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.
     (v) “Option” means an option to purchase Shares of Common Stock granted under Section 5.

     (w) “Outside Director” means a Director who is not an Employee.
     (x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
     (y) “Participant” means any person who receives an Award under the Plan.
     (z) “Performance Objectives” means the performance objectives established under this Plan for Participants who receive grants of Long-Term Performance Awards or, if determined by the Committee, Restricted Stock Awards, Restricted Stock Units or other Awards. Performance Objectives with respect to any Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code shall be limited to specified levels of, or increases in, the Company’s, Parent’s or Subsidiary’s return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, economic value added, earnings before interest and taxes, earnings before interest, taxes and amortization, core research contract value, total sales bookings, sales growth, gross margin return on investment, increase in the Fair Market Value of the Shares, share price (including, but not limited to, growth measures and total stockholder return), net operating profit, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), internal rate of return, increase in net present value or expense targets. Any Performance Objective used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or of a Parent, Subsidiary or business unit of the Company, and/or (v) to the extent not otherwise specified by the definition of the Performance Objective, on a pre-tax or after-tax basis. The Committee shall appropriately adjust any evaluation of performance under a Performance Objective to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s, a Parent’s, Subsidiary’s or business units’ reported results. Except in the case of an Award intended to qualify under Section 162(m) of the Code, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or a Parent, Subsidiary or business unit of the Company, or other circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.
     (aa) “Plan” means this 2003 Long-Term Incentive Plan, as amended and restated from time to time.
     (bb) “Quarterly Compensation” means the retainer fee and committee fees, as applicable, that an Outside Director receives from the Company for each of the Company’s fiscal quarters.
     (cc) “Restricted Stock” means shares of Common Stock that are subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of specified conditions or the achievement of specified Performance Objectives.
     (dd) “Restricted Stock Award” means a grant of Restricted Stock under Section 7 or the right to acquire Restricted Stock.
     (ee) “Restricted Stock Unit” means a right to receive a share of Common Stock upon satisfaction of specified conditions or the achievement of specified Performance Objectives under Section 8.
     (ff) “Rule 16b-3” means Rule 16b-3 under the Exchange Act or any successor rule, as in effect when discretion is being exercised with respect to the Plan.
     (gg) “SAR” means a stock appreciation right granted under Section 6.
     (hh) “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the Exchange Act.

     (ii) “Section 409A” shall mean Section 409A of the Code and the Treasury Regulations and other applicable guidance issued thereunder, as amended from time to time.
     (jj) “Share” means a share of Common Stock, as adjusted in accordance with Section 12.
     (kk) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
     (ll) “Tandem SAR” means a SAR granted under Section 6 in connection with a related Option.
3. Shares Available Under the Plan.
     (a) Subject to adjustment under Section 12, 24,928,000* Shares are reserved and available for distribution to Participants and their beneficiaries under the Plan.
     (b) The following Shares will continue to be available for distribution under this Plan through the grant of additional Awards:
•	Shares subject to any Award that is canceled, expires or lapses for any reason;

•	Shares used to pay the exercise or purchase price under any Award, or to satisfy any tax withholding obligation attributable to any Award, whether such Shares are withheld by the Company upon exercise of the Award or are tendered by the Participant from previously owned Shares; and

•	Shares available under any Award to the extent the Award is settled in cash rather than Shares.
     (c) The payment of stock dividends on outstanding Awards will not reduce the number of Shares available for distribution under the Plan.
4. Eligibility, Award Limits and Other General Matters.
     (a) All Employees, Directors and Consultants selected by the Committee for their potential to contribute to the success of the Company are eligible to participate in this Plan. Only Employees are eligible to receive Incentive Stock Options.
     (b) The following limits will apply to Awards under the Plan:
•	No participant may receive Options or Freestanding SARs or Tandem SARs during any one (1) fiscal year of the Company covering in the aggregate more than 2,000,000 Shares; provided, that a Share subject to a Tandem SAR and a related Option shall only count as one Share against this limitation.

•	No Participant may receive Restricted Stock Units, Restricted Stock Awards or, to the extent payable in or measured by the value of Shares, Long-Term Performance Awards during any one (1) fiscal year of the Company covering in the aggregate more than 1,000,000 Shares.

•	No Participant may receive Long-Term Performance Awards payable in cash and not measured by the value of Shares during any one (1) fiscal year of the Company covering an amount in excess of $2,500,000.
     (c) The Committee, in its discretion, may grant Awards on terms and conditions that vary from Participant to Participant.

*	This reflects 9,928,000 shares reserved for issuance under the Plan upon its adoption in 2003, an increase of 11,000,000 shares in June 2005, and an increase of 4,000,000 shares in June 2009, for a total of 24,928,000 shares reserved for issuance under the Plan.
     (d) Each Award under this Plan will be evidenced by a written Award Agreement between the Company and the Participant in such form and containing such provisions, not inconsistent with this Plan, as the Committee, in its discretion, determines from time to time. CSEs will be evidenced by the Company on a book-entry basis and administered in accordance with this Plan.
     (e) The Company may, but will not be required to, issue any fractional Share under the Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
     (f) This Plan does not constitute a contract of employment, and adoption of the Plan or the grant of any Award will not confer upon any Employee any right to continued employment or interfere in any way with the right of the Company (or its Parent or any Subsidiary) to terminate the employment of any Employee at any time. This Plan or the grant of any Award does not confer upon any Director any right to continuation of service as a director or any right to nomination as a Director, or interfere in any way with any rights that a Director or the Company may have to terminate his or her directorship at any time.
     (g) Unless otherwise determined by the Committee, Awards may not be sold, pledged, assigned, transferred or disposed of in any manner other than by will or the laws of descent or distribution, and during the lifetime of a Participant may be exercised only by a Participant. The Committee may, in its discretion, provide for the transfer of an Award by a Participant to any member of the Participant’s immediate family. In such case, the Award will be exercisable only by such transferee. Following transfer, any such Award will continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. For purposes of this Section 4(g), a Participant’s “immediate family” shall mean any of the following who have acquired the Award from the Participant through a gift or domestic relations order: a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, trusts for the exclusive benefit of these persons and any other entity owned solely by these persons, and such other persons and entities as shall be eligible to be included as transferees in the Form S-8 Registration Statement under the Securities Act of 1933, as amended, filed or to be filed by the Company to register shares of Common Stock to be issued upon the exercise of Awards granted under the Plan.
     (h) Unless otherwise determined by the Committee, the date of grant of an Award will be the date on which the Committee makes the determination to grant such Award.
     (i) The Committee may determine the manner in which the exercise price or purchase price is payable with respect to any Award, which may include: (i) cash in the form of currency or check or other cash equivalent acceptable to the Company; (ii) nonforfeitable, unrestricted Shares owned by the Participant which have a Fair Market Value at the time of exercise that is equal to the price payable by the Participant; (iii) net exercise, (iv) any other legal consideration that the Committee may deem appropriate, including restricted Shares or other Shares that are subject to risk or forfeiture or restrictions on transfer, on such basis as the Committee may determine; or (v) any combination of the foregoing. Unless otherwise determined by the Committee, whenever any exercise price or purchase price is paid in whole or in part by forfeitable or restricted Shares, the Shares received by the Participant upon the exercise or receipt of the Award shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the Shares surrendered by the Participant, provided that such risks of forfeiture and restrictions on transfer shall apply only to the same number of Shares received by the Participant as applied to the forfeitable or restricted Shares surrendered by the Participant. Any Award may provide for deferred payment of the exercise price from the proceeds of the sale of such Shares through a bank or broker.
     (j) The Company may not make loans to Participants for the purpose of paying the exercise price, purchase price or taxes related to any Award. Any of the methods of payment specified in clause (i) above shall not be deemed to be a loan by the Company.
     (k) Unless otherwise determined by the Committee upon the grant of an Award, in the event of a Change in Control of the Company the following provisions shall apply to Awards granted before June 29, 2005 (the date the previously amended and restated Plan was approved by the stockholders):
•	any Award outstanding on the date of such Change in Control that is not yet exercisable and vested on such date shall become fully exercisable and vested, and will remain exercisable by the Participant for a period of at least ninety (90) days from the date the Participant receives written notice of the Change in Control and the Participant’s exercise rights;

•	all restrictions imposed on Restricted Stock will immediately lapse;

•	all Performance Objectives applicable to Awards will be deemed fully met at target amounts;

•	each outstanding CSE shall convert into Shares (in the same manner as provided in Section 10(d)) immediately prior to the Change in Control; and

•	each outstanding Award shall be assumed by the successor entity (if any) or by a Parent or Subsidiary of the successor entity (if any).
     (l) Unless otherwise determined by the Committee upon the grant of an Award, with respect to Awards granted on or after June 29, 2005 (the date the previously amended and restated Plan was approved by the stockholders), the following provisions shall apply in the event of a participant’s termination of employment without Cause within twelve (12) months following a Change in Control of the Company:
•	each outstanding Award assumed or substituted for by the successor entity (if any) or by a Parent or Subsidiary of the successor entity (if any) shall become fully exercisable and vested, and will remain exercisable by the Participant for a period of at least ninety (90) days from the date of the Participant’s termination of employment without Cause;

•	all restrictions imposed on Restricted Stock will immediately lapse; and

•	all Performance Objectives applicable to Awards will be deemed fully met at target amounts.
5. Options.
     (a) Grant of Options. The Committee, in its discretion, may grant Options to eligible Employees, Directors and Consultants, subject to the following:
•	each grant will specify the number of Shares issuable upon exercise of the Option;

•	each grant will specify whether it is intended to be an Incentive Stock Option or a Nonstatutory Stock Option;

•	each grant will specify the term during which the Option is exercisable, but no Option will be exercisable more than 10 years after its date of grant;

•	each grant will specify the exercise price for the Shares issuable upon exercise of an Option, which price shall not be less than the Fair Market Value of the Shares on the date of grant;

•	each grant will specify the form of consideration to be paid in satisfaction of the exercise price and the manner of payment of such consideration; and

•	each grant will specify the other terms and conditions under which the Shares underlying the Option may be purchased, including any vesting requirements and the treatment of the Option upon termination of the Participant’s employment or directorship (including by reason of death or disability).
     (b) Repricing Prohibited. Except for adjustments made under Section 12, the exercise price for any outstanding Option may not be declared or reduced after the date of grant and any outstanding Option may not be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price without approval of the Company’s stockholders.
     (c) Additional Rules for Incentive Stock Options. The following additional rules shall apply to each Option intended to be granted as an Incentive Stock Option:

•	the aggregate Fair Market Value (determined on the grant date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries and any Parent of the Company) shall not exceed $100,000;

•	the exercise price of an Incentive Stock Option shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the grant date that if on the grant date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries or any Parent of the Company; and

•	no Incentive Stock Option will be exercisable more than 5 years after its date of grant if it is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries or any Parent of the Company.
6. SARs.
     (a) Tandem SARs. The Committee may grant Tandem SARs to eligible Employees in connection with all or part of an Option, either concurrently with the grant of the Option or at any time thereafter during the term of the Option, subject to the following:
•	the Tandem SAR will entitle the Participant to exercise it by surrendering to the Company the unexercised Option in connection with which the Tandem SAR was granted. The Participant will receive in exchange from the Company an amount equal to the excess of (i) the Fair Market Value on the date of exercise of the Tandem SAR of the Shares covered by the surrendered Option, over (ii) the exercise price of the Shares covered by the surrendered Option, provided that the Committee may place limits on the amount that may be paid upon exercise of a Tandem SAR, which limits will not restrict the exercisability of the related Option;

•	amounts payable pursuant to a Tandem SAR may be paid, in the sole discretion of the Committee, in cash, Shares, or a combination thereof;

•	when a Tandem SAR is exercised, the related Option will cease to be exercisable;

•	a Tandem SAR will be exercisable only when and to the extent that the related Option is exercisable and shall expire no later than the date on which the related Option expires; and

•	each grant will specify the other terms and conditions under which the Tandem SAR is exercisable, including any vesting requirements and the treatment of the Tandem SAR upon termination of the Participant’s employment (including by reason of death or disability).
     (b) Freestanding SARs. The Committee may grant Freestanding SARs to eligible Employees without related Options, subject to the following:
•	the Freestanding SAR will entitle the Participant, by exercising the Freestanding SAR, to receive from the Company an amount equal to the excess of (i) the Fair Market Value of the Shares covered by the exercised portion of the Freestanding SAR, as of the date of such exercise, over (ii) the Fair Market Value of the Shares covered by the exercised portion of the Freestanding SAR on the date of grant, provided that the Committee may place limits on the aggregate amount that may be paid upon exercise of a Freestanding SAR;

•	amounts payable pursuant to a Freestanding SAR may be paid, in the sole discretion of the Committee, in cash, Shares, or a combination thereof;

•	each grant will specify the number of Shares covered by the Freestanding SAR;

•	each grant will specify the term during which the Freestanding SAR is exercisable, but no Freestanding SAR will be exercisable more than 10 years after its date of grant; and

•	each grant will specify the other terms and conditions under which the Freestanding SAR is exercisable, including any vesting requirements and the treatment of the Freestanding SAR upon termination of the Participant’s employment (including by reason of death or disability).
7. Restricted Stock Awards.
     (a) Grant of Restricted Stock. The Committee may grant Restricted Stock to eligible Employees on such terms and conditions as the Committee may determine, subject to the following:
•	each grant of Restricted Stock will provide that the Restricted Stock will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, on such terms and for such period as may be determined by the Committee;

•	each grant will constitute an immediate transfer of the ownership of the Restricted Stock to the Participant in consideration for the performance of services. Unless otherwise determined by the Committee, a Restricted Stock Award will entitle the Participant to dividend, voting and other ownership rights during the period in which the Restricted Stock is subject to substantial risk of forfeiture;

•	each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value of the Restricted Stock on the date of grant;

•	each grant will provide that during the period in which the Stock is subject to substantial risk of forfeiture, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent determined by the Committee. Such restrictions may include rights of repurchase or first refusal in favor of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee;

•	any grant or the vesting of any Restricted Stock may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 of this Plan regarding Long-Term Performance Awards; and

•	any grant may require that any or all dividends or other distributions paid on the Restricted Stock during the period that it is subject to a substantial risk of forfeiture be automatically set aside and reinvested on an immediate or deferred basis in additional Shares, which may be subject to the same restrictions as the underlying Restricted Stock or such other restrictions as the Committee may determine.
     (b) Repurchase Option. Unless the Committee determines otherwise, the Award Agreement for each Restricted Stock Award will grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the Participant’s employment with the Company for any reason (including death or disability), on such terms and conditions as the Committee shall determine.
     (c) Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or by the issuance of one or more certificates. Any certificates representing Restricted Stock shall bear a legend as the Committee shall deem appropriate referring to the applicable terms, conditions and restrictions. The Committee may require that each Certificate representing Restricted Stock be held in custody by the Company, together with a stock power endorsed in blank by the Participant, until such Restricted Stock is no longer subject to a substantial risk of forfeiture.
8. Restricted Stock Units.
     (a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Committee. Each Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify such other terms and conditions as the Committee, in its sole discretion, shall determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout.
     (b) Value of Restricted Stock Unit. Each Restricted Stock Unit shall have an initial value equal to the Fair Market Value of a Share on the date of grant.
     (c) Vesting Criteria and Other Terms. The Committee shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Committee may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the Committee in its discretion. Any grant or the vesting of any Restricted Stock Unit may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 of this Plan regarding Long-Term Performance Awards.
     (d) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Committee, in its sole discretion, may reduce or waive any vesting criteria that must be met in order to receive a payout, provided, however, that with respect to any Restricted Stock Units that are subject to Section 409A, payment shall be made only in accordance with Section 409A.
     (e) Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made on the date(s) set forth in the Restricted Stock Unit Award Agreement, but in no event later than the applicable two and one-half (2 1/2) month period of the “short-term deferral” rule set forth in the Section 1.409A-1(b)(4) of the Treasury Regulations issued under Section 409A. Notwithstanding the foregoing, if the Restricted Stock Units constitute “deferred compensation” within the meaning of Section 409A, payment of earned Restricted Stock Units shall be made on the date(s) set forth in the Restricted Stock Unit Award Agreement, subject to the grace period permitted under Section 1.409A-3(d) of the Treasury Regulations under Section 409A. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of earned Restricted Stock Units, and any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion; such rules shall be written and administered in accordance with Section 409A. The Committee, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again shall be available for grant under the Plan.
     (f) Cancellation. On the date set forth in the Restricted Stock Unit Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company.
     (g) Dividend Equivalents. Participants holding unvested Restricted Stock Units shall be entitled to be credited with all dividends and other distributions paid with respect to the underlying Shares, unless otherwise provided in the Award Agreement. Unless otherwise determined by the Committee, such dividends and distributions shall be deemed reinvested in Restricted Stock Units, which shall be subject to the same terms and conditions as the underlying Award.
9. Long-Term Performance Awards. The Committee may grant Long-Term Performance Awards to eligible Employees on such terms and conditions as the Committee may determine, subject to the following:
•	each grant will specify the payment for which the Participant is eligible, which may be a fixed or variable number of Shares (subject to adjustment in accordance with Section 12), or a fixed or variable cash bonus. The Committee may provide any Participant with a choice to elect between Shares, cash and a combination of Shares and cash;

•	each grant will specify the nature, length and starting date of the performance period during which the payment under the Long-Term Performance Award may be earned;

•	each grant will specify the Performance Objectives that are to be achieved by the Participant and, to the extent that any payments under the Long-Term Performance Award are variable, the formula under which such payments are to be computed;

•	each grant will specify the terms and manner of payment of any Shares or amounts earned under the Long-

Term Performance Award;

•	a grant may provide, in the Committee’s discretion, for the payment of dividend equivalents in cash or additional Shares on a current, deferred or contingent basis; and

•	no payment will be made with respect to a Long-Term Performance Award until the Committee has determined that the relevant Performance Objectives have been achieved.
10. Awards to Outside Directors.
     (a) Award of Common Stock Equivalents. On an annual basis, each Outside Director may elect to receive up to 50% of his or her compensation in cash and the balance in CSEs. If an Outside Director does not make such an election, compensation shall be paid 100% in CSEs. An Outside Director also may elect to have CSEs delivered as Shares immediately upon grant instead of upon ceasing to be a member of the Board as set forth in Section 10(d) below. Elections under the preceding sentences shall be made no later than December 31st of each calendar year with respect to compensation to be earned for services to be performed as a Director during the following calendar year. Any such election shall remain in effect until changed or terminated by making a new election with respect to compensation to be earned in the following calendar year, provided that such election must be made no later than the December 31st immediately preceding such calendar year. Beginning on April 1, 2003, and on the first business day of each of the Company’s fiscal quarters during the term of this Plan, the Company shall grant to each Outside Director that number of CSEs equal in value to that portion of the Outside Director’s Quarterly Compensation for the immediately preceding quarter that he or she has elected to receive in CSEs divided by the Fair Market Value of the Common Stock on such day.
     (b) Book-Entry Account; Nontransferability. The number of CSEs awarded to each Outside Director shall be credited to a book-entry account established in the name of the Outside Director. The Company’s obligation with respect to such Common Stock Equivalents will not be funded or secured in any manner. No Common Stock Equivalent may be sold, pledged, assigned, transferred or disposed of in any manner, other than by will, the laws of descent or distribution or pursuant to a qualified domestic relations order, and may be exercised during the life of the Outside Director only by the Outside Director or a permitted transferee.
     (c) Dividends. If the Company pays a cash dividend with respect to the Shares at any time while CSEs are credited to an Outside Director’s account, additional CSEs shall be credited to the Outside Director’s account equal to (i) the dollar amount of the cash dividend the Outside Director would have received had he or she been the actual owner of the Shares to which the CSEs then credited to the Outside Director’s account relate, divided by (ii) the Fair Market Value of one Share on the dividend payment date.
     (d) Conversion. On the date on which an Outside Director ceases to be a member of the Board for any reason (subject to Section 24 of the Plan and the grace period permitted under Section 1.409A-3(d) of the Treasury Regulations under Section 409A), the Company shall effect delivery to the Outside Director (or his or her designated beneficiary or estate) of a number of Shares equal to the whole number of CSEs then credited to the Outside Director’s account, or at the Outside Director’s option, shall have the Shares credited to an account for the Director with a brokerage firm of the Outside Director’s choosing. Notwithstanding the foregoing, if the Outside Director made a timely election under Section 10(a) above to have any grants of CSEs delivered as Shares immediately upon grant, the Company shall effect delivery as described above on the date of grant
     (e) Stockholder Rights. An Outside Director (or his or her designated beneficiary or estate) shall not be entitled to any voting or other stockholder rights as a result of the credit of CSEs to the Outside Director’s account, until certificates representing Shares are delivered to the Outside Director (or his or her designated beneficiary or estate) upon conversion of the Outside Director’s CSEs to Shares pursuant to Section 10(d).
     (f) Discretionary Awards. Outside Directors may, in the sole discretion of the Committee, receive additional Awards under this Plan, subject to such terms and conditions as determined by the Committee in accordance with the terms of the Plan.
11. Administration.

     (a) The Committee. This Plan shall be administered by one or more committees appointed by the Board. If the Board does not appoint a specific committee, the Compensation Committee of the Board, or a subcommittee appointed by the Compensation Committee, shall administer the Plan. Each member of the Committee shall meet such standards of independence as the Board shall determine from time to time. With respect to Awards granted to Section 16 Persons or intended to qualify as “performance-based” compensation under Section 162(m) of the Code, the Committee shall consist solely of not less than two (2) Directors who both are (a) “non-employee directors” under Rule 16b-3, and (b) “outside directors” under Section 162(m) of the Code. The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement or other document evidencing the grant of any Award and any determination by the Committee pursuant to any provision of this Plan or any such Award Agreement or other document, shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.
     (b) Delegation of Authority. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, or (b) in any way which would jeopardize the Plan’s qualification under Section 162(m) of the Code or Rule 16b-3.
     (c) Powers of the Committee. Subject to the provisions of the Plan, and in the case of the Committee, subject to the specific duties delegated by the Board to the Committee, the Committee shall have the authority, in its discretion:
•	to determine the Fair Market Value of the Common Stock;

•	to select the Employees and Consultants to whom Awards are granted;

•	except as provided in Section 10, to determine whether and to what extent Awards are granted;

•	except as provided in Section 10, to determine the number of Shares to be covered by each Award;

•	to approve forms of agreement for use under the Plan;

•	to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award;

•	to construe and interpret the provisions of the Plan;

•	to prescribe, amend and rescind rules and regulations relating to the Plan;

•	to determine whether and under what circumstances an Award may be settled in cash instead of Common Stock or Common Stock instead of cash;

•	to modify or amend any Award (subject to the restrictions contained in this Plan, including Sections 5(b) (repricing) and 10 (Outside Directors) and 16(b) (rights of Participants));

•	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award approved by the Committee or provided for in this Plan; and

•	to make all other determinations deemed necessary or advisable for administering the Plan.
12. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.
     (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of Shares and other Awards provided for in Section 10 (Outside Directors), the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, and the limitations set forth in Section 4(b), as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, spin-off or split-up or combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.
     (b) Dissolution or Liquidation. Subject to Sections 4(k) and 4(l) (Change in Control), in the event of the proposed dissolution or liquidation of the Company, to the extent that an Award has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action.
     (c) Merger or Asset Sale. Subject to Sections 4(k) and 4(l) (Change in Control), for Awards granted prior to January 1, 2009, if the Company is merged with or into another corporation, or substantially all of its assets are sold, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. Subject to Sections 4(k) and 4(l) (Change in Control), for Awards granted on or after January 1, 2009, if (i) the Company is merged with or into another corporation and the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger, or (ii) substantially all of its assets are sold, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. If the successor corporation does not agree to assume an Award (whether granted prior to, on or after January 1, 2009) or to substitute an equivalent Award, the Committee shall provide for the Participant to have the right to exercise the Award, in whole or in part, including Awards that would not otherwise be exercisable. If the Committee makes an Award exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Participant that the Award shall be exercisable for at least fifteen (15) days from the date of such notice, and the Award will terminate upon the expiration of the notice period. For the purposes of this Section, an Award shall be considered assumed if, immediately following the merger or sale of assets, the Award confers the right to purchase, for each underlying Share subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, that if the consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Committee may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon the exercise of the Award, for each underlying Share, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per Share consideration received by holders of the Common Stock in the merger or sale of assets.
13. Conditions Upon Issuance of Shares.
     (a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
     (b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares issuable upon exercise of the Award are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is necessary or desirable.

14. Liability of Company. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
15. Reservation of Shares. During the term of this Plan, the Company will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
16. Amendment and Termination of the Plan.
     (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan, but no amendment shall increase the number of Shares available for issuance under the Plan (except as contemplated by Section 12) or increase any of the limitations provided for in Section 4(b) without the further approval of the stockholders of the Company.
     (b) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company.
17. Term of the Plan. The Plan, and any amendment thereto, shall become effective upon its approval by the stockholders of the Company as described in Section 23. It shall continue in effect for new Awards until April 19, 2015, unless sooner terminated under Section 16.
18. Tax and Social Security Indemnity. Each Participant shall indemnify the Company against any tax arising in respect of the grant or exercise of an Award which is a liability of the Participant but for which the Company is required to account under the laws of any relevant jurisdiction. The Company may recover the tax from the Participant in such manner as the Committee deems appropriate, including:
     (a) withholding Shares or payment upon the exercise of an Award;
     (b) deducting the necessary amount from the Participant’s compensation; or
     (c) requiring the Participant to make a cash payment to the Company.
19. Options Granted to Employees of French Subsidiaries.
     (a) Purpose. Options granted under the Plan to employees of French subsidiaries are intended to qualify under the French regulations as provided in articles 208-1 to 208-8-2 of the French Company Act (Code des Societes). The purpose of this Section is to specify the applicable rules for Options granted to French Employees and shall not be applicable to any other Employee of the Company.
     (b) General. Options granted to French Employees under the Plan are subject to the provisions of the Plan and any related Award Agreement unless otherwise provided in this Section.
     (c) Eligible Participants. Only Employees of French Subsidiaries are eligible to receive Options granted pursuant to this Section. Payment of Director fees by the Company shall not be sufficient to constitute employment for this purpose. Employees of French subsidiaries may not be granted Options if, at the date of grant, they hold more than ten percent (10%) of the Common Stock of the Company.
     (d) Options. Eligible Employees may be granted Options as provided in Section 5 of the Plan. This Section shall not apply to the grant of SARs, Restricted Stock or Long-Term Performance Awards.
     (e) Option Price. The exercise price of each Option granted pursuant to this Section shall be determined as set forth in the Plan but it shall not be less than 80% of the average Fair Market Value of the Common Stock during the twenty (20) market trading days prior to the date of the grant. The exercise price shall remain unchanged once the Option is granted. Any authority of the Committee to reduce the Option exercise price shall, with respect to Options granted to Employees of French Subsidiaries, be limited to the extent that such reduction may not be to a price less than 80% of the average Fair Market Value of the Common Stock during the twenty (20) market trading days prior to the date of such reduction.
     (f) Exercise of the Option. Upon exercise of an Option granted pursuant to this Section, Employees of French Subsidiaries will receive Shares of Common Stock and may not settle any Option in cash.
     (g) Qualification of Plan. In order to have the Plan qualify in France, any other provision of the Plan that would be inconsistent with French company law or tax law requirements shall not apply to Employees of French Subsidiaries.
20. Options Granted to Employees of Italian Subsidiaries.
     (a) Purpose. Options granted under the Plan to Employees of Italian Subsidiaries are intended to qualify under Italian law. The purpose of this Section is to specify the applicable rules for Options granted to Italian Employees and shall not be applicable to any other Employee of the Company.
     (b) General. Options granted to Italian Employees under the Plan are subject to the provisions of the Plan and any related Award Agreement unless otherwise provided in this Section.
     (c) Eligible Participants. Only Employees of Italian Subsidiaries may be granted Options granted pursuant to this Section. The amount of Shares (or related option rights) assigned to each Italian Employee shall not exceed 10% of the voting rights in the ordinary shareholders’ meeting or 10% of the capital or equity of the offering Company. This Section shall not apply to the grant of SARs, Restricted Stock or Long-Term Performance Awards granted.
     (d) Option Price. The exercise price of Options granted to Italian Employees shall be the higher of (i) the Fair Market Value determined as set forth in the Plans, and (ii) the average closing price of the Common Stock during the month preceding the grant date. The exercise price shall remain unchanged once the Options are granted. Any authority of the Committee to reduce the Option exercise price shall, with respect to Options granted to Employees of Italian Subsidiaries, be limited to the extent that such reduction may not be to a price less than the price calculated under (ii) above on the grant date.
     (e) Qualification of Plan. In order to have the Plan qualify in Italy, any other provision of the Plan that would be inconsistent with Italian law shall not apply to Employees of Italian subsidiaries.
21. Options Granted to Employees of Indian and Dutch Subsidiaries.
     (a) Purpose. The purpose of this Section is to specify the applicable rules for Options granted to Indian and Dutch Employees and shall not be applicable to any other Employee of the Company.
     (b) General. Options granted to Indian and Dutch Employees under the Plan are subject to the provisions of the Plan and any related Award Agreement unless otherwise provided in this Section.
     (c) Exercise of Options. The consideration to be paid for Options exercised by Indian and Dutch Employees under the Plan shall be limited to a “cashless exercise”, which is delivery of a properly executed exercise notice together with such other documentation as the Committee and any broker approved by the Company, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price.
22. Foreign Jurisdictions. In order to facilitate the making of any Award under this Plan, the Committee may provide for special terms for Awards to Participants who are foreign nationals or who are employed by the Company (or its Parent or any Subsidiary) outside of the United States, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. In addition, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

23. Stockholder Approval. This Plan shall be subject to approval by the stockholders of the Company at the first annual meeting of stockholders held subsequent to the Board of Director’s approval of the Plan, or any amendment thereof. Such stockholder approval shall be obtained as required under applicable state and federal law. As of the date of stockholder approval, no new awards may be made under the Existing Plans. Any awards outstanding under such plans as of the date of stockholder approval of this Plan shall remain outstanding and shall otherwise continue to be subject to the terms and conditions of such plans.
24. Tax Treatment; Compliance With Section 409A.
     (a) All Awards granted under the Plan are intended to be exempt from the requirements of Section 409A or, if not exempt, to satisfy the requirements of Section 409A, and the provisions of the Plan and any Awards granted under the Plan shall be construed in a manner consistent therewith. Any amount that constitutes “deferred compensation” within the meaning of Section 409A and is payable under the Plan solely by reason of a Participant’s termination of employment (or, in the case of an Outside Director, a cessation of Board membership) shall be payable only if the Participant has experienced a “separation from service” within the meaning of Section 409A. Further, if the Participant is a “specified employee” within the meaning of Section 409A at the time of such separation from service, as determined by the Committee in accordance with Section 409A, any payments otherwise payable within the six (6) month period following the Participant’s separation from service instead will be paid in a lump sum on the date that is six (6) months and one (1) day following the date of the Participant’s separation from service, unless the Participant dies following his or her separation from service, in which case, payments of deferred compensation will be made to the Participant’s estate as soon as practicable following his or her death. Thereafter, payments of deferred compensation shall continue to be made in accordance with the payment schedule applicable to each payment or benefit.
     (b) The Board reserves the right to amend the Plan and any Award without stockholder or Participant consent to the extent the Board determines that such amendment is necessary or desirable in order to comply with Section 409A. Although the Company may endeavor to qualify an Award for favorable tax treatment or to avoid unfavorable tax treatment, the Company makes no representation that the desired tax treatment will be available and expressly disclaims any liability for the failure to maintain favorable or avoid unfavorable tax treatment.